Black Hills Corp. Reports First Quarter 2020 Results and Revises Guidance

•	Black Hills continues to safely and reliably deliver energy for customers during COVID-19 pandemic challenges

•	Minimal financial impacts from COVID-19 in the first quarter

•	Strong liquidity to fund operations and capital plan

RAPID CITY, S.D. — May 4, 2020 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter of 2020. Net income and Net income, as adjusted (non-GAAP) for the first quarter of 2020 compared to the first quarter of 2019 were:

	Three Months Ended March 31,
	2020		2019
(in millions, except per share amounts)	Income	EPS	Income	EPS
GAAP:
Net income	$93.2	$1.51	$103.8	$1.73

Non-GAAP:
Net income, as adjusted *	$98.4	$1.59	$103.8	$1.73
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

Weather reduced gross margin by $12.2 million, or $0.15 per share net of tax, when compared to the first quarter of 2019. GAAP results were impacted by a non-cash, pre-tax $6.9 million impairment of an investment in a privately held oil and gas company related to the divestiture of the company's Oil and Gas segment in 2018.

“The ongoing COVID-19 pandemic has posed significant hardship and challenges across the country,” said Linn Evans, president and CEO of Black Hills Corp. “We extend our sympathies to the individuals and communities impacted by the virus and thank the healthcare workers and first responders for their dedication during this crisis. These are trying times, and I’m pleased with the entire Black Hills team’s unwavering response to these challenges.

“Throughout our history, Black Hills has consistently delivered for customers in the most critical times. Today is no different, as we continue to implement a comprehensive set of actions to keep our coworkers, customers and communities safe while delivering essential energy to our communities. We are also providing critical assistance to customers with financial difficulties and donating to local relief efforts. Fortunately, much of our service territory is not experiencing an overwhelming number of positive coronavirus cases, and the impacts to our local economies are not as severe as the more urban areas of the country. Nonetheless, we remain vigilant and proactive to mitigate the spread of the virus and expedite the timeline for economic recovery in our communities.

“We entered the year strategically well-positioned and the fundamentals of our business remain strong. We continue to maintain strong liquidity to operate our day-to-day business and execute on our customer-focused capital plan. In the first quarter, we experienced minimal financial impacts from COVID-19. Key drivers we are closely monitoring include the spread of the virus, our coworkers’ health, customer usage, cash flows, contractor availability, lead times for materials, and our progress with large capital projects.

“Weather-adjusted earnings met our expectations for the first quarter. Results benefited from new rates from investments, customer growth and tax credits from new wind generation. These benefits were more than offset by lower gross margins in our electric and gas utilities due to a substantial decrease in heating degree days compared to last year. Consolidated results were also impacted by higher depreciation on new assets in service and increased share count due to new common stock issued since the first quarter of 2019.

“Our strategic initiatives are progressing as planned. I am pleased with our team’s solid execution despite the challenges posed by the pandemic and we are on track to complete our capital plan for the year. We successfully completed the consolidation of four gas utilities in Wyoming with a new, single statewide rate structure effective March 1. Construction advanced on schedule for the 52.5-megawatt Corriedale wind energy project to serve customers in South Dakota and Wyoming through our Renewable Ready program. Our Renewable Advantage program also made progress, with bids being evaluated for up to 200 megawatts of renewable energy to be in service by 2023 for our Colorado Electric customers.

“Looking forward, we are ready to deliver the critical energy our customers and communities need in the face of this health and economic crisis. Executing our customer-focused strategy has positioned us well to support our communities in successfully reopening businesses as soon as safely possible,” concluded Evans.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Electric Utilities

•
South Dakota Electric and Wyoming Electric continued construction of the $79 million, 52.5-megawatt Corriedale Wind Energy Project. The wind project will be jointly owned by the two electric utilities to deliver renewable energy for large commercial, industrial and governmental agency customers. The project is on schedule and expected to be in service by year-end 2020.

•
Wyoming Electric and Black Hills Wyoming filed a joint application with the Federal Energy Regulatory Commission in August 2019 seeking approval of the Wygen I power purchase agreement. On Feb. 21, the FERC ordered a public hearing and settlement discussions among the parties. The hearing is held in abeyance pending outcome of the ongoing settlement discussions. Under the proposed contract, Wyoming Electric would continue to receive 60 megawatts of energy from the Wygen I power plant starting Jan. 1, 2023, for 20 additional years.

•
On March 16, Colorado Electric submitted its 30-day report to the Colorado Public Utility Commission summarizing the bids received for its Renewable Advantage program. The program seeks to potentially add up to 200 megawatts of renewable energy in Colorado by year-end 2023. Evaluation of the bids is ongoing and recommendations will be submitted to the commission in June.

Gas Utilities

•	Black Hills’ natural gas utility subsidiaries continued to consolidate utility jurisdictions within the states of Colorado, Nebraska and Wyoming.

◦
Colorado Gas submitted a rate review application to the Colorado Public Utilities Commission in February 2019 seeking approval to consolidate rates, tariffs and services of its two existing gas distribution territories. In late 2019, an administrative law judge issued a recommended decision denying the company’s plan to consolidate rate territories and recommending a rate decrease. On April 14, the commission deliberated the ALJ’s recommended decision and the filed exceptions to that decision. The commission essentially accepted the ALJ’s recommendations, except for return on equity, which they lowered from 9.5% to 9.2%. A final decision and new rates are expected in the second quarter.

◦
On March 1, Wyoming Gas enacted new rates and implemented a new rider to recover integrity investments in the state. The new, single statewide rate structure successfully completed the consolidation process of four natural gas utilities in the state, allowing the streamlining of back office operations and regulatory filings, proceedings and matters going forward.

◦
On Jan. 1, Nebraska Gas completed the legal consolidation of its two natural gas utilities. A rate review is expected to be filed mid-year 2020 to consolidate the rates, tariffs and services of its two existing natural gas distribution companies.

Power Generation

•
Black Hills Wyoming and utility affiliate Wyoming Electric filed a joint application with the FERC in August 2019 seeking approval of the Wygen I power purchase agreement. The FERC on Feb. 21 ordered a public hearing and settlement discussions among the parties. The hearing is held in abeyance pending outcome of the ongoing settlement discussions. Under the proposed contract, Black Hills Wyoming would continue to deliver 60 megawatts of energy to Wyoming Electric from its Wygen I power plant starting Jan. 1, 2023, for 20 additional years.

Corporate

•
On April 27, Black Hills’ board of directors approved a quarterly dividend of $0.535 per share payable on June 1, 2020, to shareholders of record at the close of business on May 18, 2020. At the current annualized rate, the company is on track to deliver 50 consecutive years of annual dividend increases in 2020.

•	On April 10, S&P Global Ratings reaffirmed its corporate credit rating of Black Hills Corp. at BBB+ with a stable outlook.

•	On Feb. 27, Black Hills issued 1.2 million shares of common stock for net proceeds of $99 million.

2020 EARNINGS GUIDANCE REVISED

Black Hills experienced minimal impacts to its financial results in the first quarter from the COVID-19 pandemic but expects earnings to be negatively impacted starting in the second quarter and through the end of 2020. The company has responded to the pandemic and uncertain economic environment by suspending customer disconnects, implementing employee and public safety protocols, sequestering mission critical employees, implementing work from home policies, and taking other comprehensive actions.

Given the uncertainty regarding the length of shelter-in-place orders/recommendations and restarting the economy, Black Hills is modeling and planning for various financial scenarios. Based on the first quarter unfavorable weather impact of $0.04 per share compared to normal and current trends and expectations for the year, the company is revising guidance assumptions and earnings expectations for 2020. Black Hills is revising its guidance for 2020 earnings per share available for common stock, as adjusted (a non-GAAP measure*), to a range of $3.45 to $3.65 from $3.55 to $3.75, based on the following updated assumptions:

•	Net impact from COVID-19 of $(0.05) to $(0.10) per share

•	Normal weather conditions for the remainder of the year within our utility service territories, including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•	Completion of construction and placing in service the Corriedale Wind Energy Project by year-end 2020;

•	No significant unplanned outages at any of our generating facilities;

•	Production tax credits of $14 million to $15 million associated with wind generation assets;

•	No additional equity issuances in 2020;

•	Capital investment of $669 million in 2020; and

•	No significant acquisitions or divestitures.

*
Earnings per share, as adjusted, is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for 2020 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

2020 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings per share (GAAP)	$3.37	$3.57
Adjustments**:
Impairment of investment	0.11	0.11
Tax on Adjustments**:
Impairment of investment	(0.03)	(0.03)
Total adjustments	0.08	0.08

Earnings per share, as adjusted (non-GAAP)	$3.45	$3.65
**Additional adjustments may occur in the second, third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first three months of the year.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2020	2019
	(in millions)
Adjusted operating income (a):
Electric Utilities	$35.7	$41.0
Gas Utilities	102.9	103.3
Power Generation	11.3	12.0
Mining	3.1	4.3
Corporate and Other	0.2	(0.5)
Operating income	153.2	160.1

Interest expense, net	(35.5)	(34.7)
Impairment of investment	(6.9)	—
Other income (expense), net	2.4	(0.8)
Income tax benefit (expense)	(16.0)	(17.3)
Net income	97.2	107.4
Net income attributable to noncontrolling interest	(4.1)	(3.6)
Net income available for common stock	$93.2	$103.8

(a)
Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.

	Three Months Ended March 31,
	2020	2019
Weighted average common shares outstanding (in thousands):
Basic	61,778	59,920
Diluted	61,856	60,060

Earnings per share:
Basic -
Total Basic Earnings Per Share	$1.51	$1.73

Diluted -
Total Diluted Earnings Per Share	$1.51	$1.73

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Tuesday, May 5, 2020, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 9195158 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended March 31,
(In millions, except per share amounts)	2020		2019
(after-tax)	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$93.2	$1.51	$103.8	$1.73
Adjustments:
Impairment of investment	6.9	0.11	—	—
Total adjustments	6.9	0.11	—	—

Tax on Adjustments:
Impairment of investment	(1.6)	(0.03)	—	—
Total tax on adjustments	(1.6)	(0.03)	—	—

Rounding	(0.1)	—	—	—
Adjustments, net of tax	5.2	0.08	—	—

Net income available for common stock, as adjusted (non-GAAP)	$98.4	$1.59	$103.8	$1.73

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2020, compared to the three months ended March 31, 2019, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three months ended March 31, 2020 and 2019 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$109.7	$109.6	$0.1

Operations and maintenance	50.5	47.1	3.4
Depreciation and amortization	23.5	21.5	2.0
Adjusted operating income	$35.7	$41.0	$(5.3)

	Three Months Ended March 31,
Operating Statistics	2020	2019
Quantities Sold (MWh):
Retail Sales	1,364,489	1,358,001
Contract Wholesale (a)	131,778	223,020
Off-system/Power Marketing Wholesale	165,785	140,850
Total energy sold	1,662,052	1,721,871

Contracted Power Plant Fleet Availability:
Coal-fired plants	90.8%	96.2%
Natural gas-fired plants and other plants	83.5%	90.7%
Wind	99.0%	96.8%
Total availability	87.1%	92.9%

Wind capacity factor	45.6%	42.6%
________________

(a)
Revenue and purchased power for the three months ended March 31, 2020, as well as associated quantities, for certain wholesale contracts have been presented on a net basis.  Amounts for the three months ended March 31, 2019 were presented on a gross basis and, due to their immaterial nature, were not revised.  This presentation change has no impact on Gross margin.

First Quarter 2020 Compared with First Quarter 2019

Gross margin increased as a result of:

(in millions)
Increased mark-to-market on wholesale energy contracts	$1.4
Rider recovery	1.0
Weather (a)	(1.8)
Off-system power marketing	(1.2)
Other	0.7
Total increase in Gross margin (non-GAAP)	$0.1

(a) Heating degree days at the Electric Utilities for the three months ended March 31, 2020 were 4% lower than normal compared to 7% higher than normal in the same period in the prior year.

Operations and maintenance expense increased primarily due to higher employee costs and higher generation related expenses driven by timing of planned spring outages.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Gas Utilities

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$205.4	$203.8	$1.6

Operations and maintenance	77.3	77.9	(0.6)
Depreciation and amortization	25.2	22.5	2.7
Adjusted operating income	$102.9	$103.3	$(0.4)

	Three Months Ended March 31,
Operating Statistics	2020	2019
Quantities Sold and Transported (Dth):
Total gas sales	42,126,650	49,011,393
Total transport and transmission volumes	45,055,507	46,316,160

First Quarter 2020 Compared with First Quarter 2019

Gross margin increased as a result of:

(in millions)
New rates	$5.1
Prior year amortization of excess deferred income taxes	3.2
Customer growth - distribution	1.5
Increased mark-to-market on non-utility natural gas commodity contracts	0.9
Non-utility - Gas supply services	0.8
Weather (a)	(10.4)
Decreased transportation and transmission	(0.7)
Other	1.2
Total increase in Gross margin (non-GAAP)	$1.6

(a) Heating degree days at the Gas Utilities for the three months ended March 31, 2020, were 6% lower than normal compared to 11% higher than normal in the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Power Generation

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$26.0	$25.2	$0.8

Fuel expense	2.3	2.6	(0.3)
Operations and maintenance	7.0	6.1	0.9
Depreciation and amortization	5.3	4.6	0.7
Adjusted operating income	$11.3	$12.0	$(0.7)

	Three Months Ended March 31,
Operating Statistics	2020	2019
Contracted Power Plant Fleet Availability:
Coal-fired plants	89.3%	94.8%
Natural gas-fired plants	99.5%	95.6%
Wind	99.3%	90.4%
Total availability	97.8%	94.1%

Wind capacity factor	30.4%	28.2%

First Quarter 2020 Compared with First Quarter 2019

Revenue increased in the current year due to an increase in MWh sold due to new wind assets and additional Black Hills Colorado IPP fired-engine hours. Operating expenses increased in the current year primarily due to higher maintenance expense and depreciation from new wind assets.

Mining

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$15.2	$16.4	$(1.2)

Operations and maintenance	9.8	9.9	(0.1)
Depreciation, depletion and amortization	2.3	2.2	0.1
Adjusted operating income	$3.1	$4.3	$(1.2)

	Three Months Ended March 31,
Operating Statistics	2020	2019
	(in thousands)
Tons of coal sold	896	997
Cubic yards of overburden moved	2,267	1,994

Revenue per ton	$16.08	$15.87

First Quarter 2020 Compared with First Quarter 2019

Current year revenue decreased due to 10% fewer tons sold driven primarily by decreased demand at Wyodak Plant and timing of planned spring outages at our coal-fired generation plants partially offset by an increase in price per ton sold driven by contract price adjustments based on actual mining costs.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Adjusted operating income (loss)	$0.2	$(0.5)	$0.7

First Quarter 2020 Compared with First Quarter 2019

Adjusted operating income (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended March 31,		Variance
	2020	2019	2020 vs. 2019
	(in millions)
Interest expense, net	$(35.5)	$(34.7)	$(0.8)
Impairment of investment	(6.9)	—	(6.9)
Other income (expense), net	2.4	(0.8)	3.2
Income tax benefit (expense)	(16.0)	(17.3)	1.3

First Quarter 2020 Compared with First Quarter 2019

Impairment of Investment

For the three months ended March 31, 2020, we recorded a pre-tax non-cash write-down of $6.9 million in our investment in equity securities of a privately held oil and gas company. The impairment was triggered by continued adverse changes in future natural gas prices and liquidity concerns at the privately held oil and gas company. The remaining book value of our investment is $1.5 million, and this is our only remaining investment in oil and gas exploration and production activities.

Other Income (Expense)

The increase in Other income for the three months ended March 31, 2020, compared to the same period in the prior year was primarily due to reduced costs for our non-qualified benefit plan which are driven by market performance on plan assets.

Income Tax Benefit (Expense)

For the three months ended March 31, 2020, the effective tax rate was 14.1% compared to 13.9% for the same period in 2019. The higher effective tax rate is primarily due to a discrete tax adjustment related to the impairment of our investment in equity securities of a privately held oil and gas company partially offset by increased tax benefits from forecasted federal production tax credits associated with new wind assets.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.28 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2020 earnings guidance and the impacts of the COVID-19 pandemic on our business. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2019 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to execute on our strategy, including: targeting a 50 to 60 percent dividend payout ratio and continuing our track record of continuous annual dividend increases;

•	Our ability to successfully execute our financing plans;

•	Board of Directors’ approval of any future quarterly dividends;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$167.7	$360.0	$2.3	$7.0	$—	$—	$537.1
Intercompany revenue	6.4	0.8	23.7	8.2	87.6	(126.6)	—
Fuel, purchased power and cost of gas sold	64.5	155.4	2.3	—	—	(34.2)	187.9
Gross margin (non-GAAP)	109.7	205.4	23.7	15.2	87.6	(92.4)	349.2

Operations and maintenance	50.5	77.3	7.0	9.8	73.5	(78.6)	139.6
Depreciation, depletion and amortization	23.5	25.2	5.3	2.3	6.2	(6.1)	56.4
Adjusted operating income (loss)	35.7	102.9	11.3	3.1	7.9	(7.7)	153.2

Interest expense, net							(35.5)
Impairment of investment							(6.9)
Other income (expense), net							2.4
Income tax benefit (expense)							(16.0)
Net income (loss)							97.2
Net income attributable to noncontrolling interest							(4.1)
Net income (loss) available for common stock							$93.2

	Consolidating Income Statement
Three Months Ended March 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$176.9	$410.4	$2.7	$7.8	$—	$—	$597.8
Intercompany revenue	6.0	0.7	22.6	8.6	88.3	(126.2)	—
Fuel, purchased power and cost of gas sold	73.3	207.3	2.6	—	0.1	(33.5)	249.7
Gross margin (non-GAAP)	109.6	203.8	22.6	16.4	88.2	(92.7)	348.1

Operations and maintenance	47.1	77.9	6.1	9.9	73.3	(77.4)	136.9
Depreciation, depletion and amortization	21.5	22.5	4.6	2.2	5.5	(5.3)	51.0
Adjusted operating income (loss)	41.0	103.3	12.0	4.3	9.5	(10.0)	160.1

Interest expense, net							(34.7)
Impairment of investment							—
Other income (expense), net							(0.8)
Income tax benefit (expense)							(17.3)
Net income (loss)							107.4
Net income attributable to noncontrolling interest							(3.6)
Net income (loss) available for common stock							$103.8

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969